GEZA HOLDING AG

Loan Approval Letter

Date: 10/12/2021
Applicant/Borrower : Phi Group,Inc
Loan Amount: $1.5 Billion USD (One Billion, Five Hundred Million United States Dollars)
Loan Term: 15 Years
Interest : 3.5%
Grace Period: 1 years
Loan Security: SPV Special Purpose Entity to be incorporated and owned by lender and borrower.

With this letter, Geza Holdings AG is pleased to inform you that your application for Project Loan for the sum of $1.5 Billion United States Dollars has been approved. Geza Holdings AG reserves the right to modify this approval or to declare it null and void if any representations made in the loan application are incorrect or incomplete, if any material facts appear which have not been previously revealed to us or if any adverse change in the borrower's credit, outstanding obligations prior to closing.

This loan approval is contingent upon Geza Holdings AG participating in the permanent financing of this project under the Geza Holdings AG Project Funding Loan Program.

Any of the following events may adversely affect the loan decision. Therefore, you are required to immediately inform us if any of the below events or actions occurs prior to the closing and funding of your loan:

Change in project business plan, loan amount or interest rate.
Any new inquiry into your credit, any new debt or credit obtained, or co-signing on any other loan.
Falsified documentation and information relating to the loan application.

Both Parties (Geza Holdings AG & Phi Group,Inc) agree to exercise their obligations to develop the following forms of cooperation. This loan commitment is not assignable or transferable and is subject to all terms and conditions stated herein:

1. Geza Holdings AG has issued this approval letter to provide permanent financing in the amount not to exceed $1.5 Billion United States Dollars.

2. The Letter does not contain any conditions which are not customary and reasonable for loans of this nature and amount and which are not reasonably expected by Geza Holdings AG to be met at the time of loan funding.

3. The loan, if made, shall have a term of at least 15 years, at a fixed interest rate of 3.5% pa.

4. The amortization period of the loan shall be 15 years.

GEZA HOLDING AG
Bleicherweg 18, 8002 Zürich, Switzerland
Email: info@gezaholdings.ch
Phone: +41 (44) 586 70 72
Website: www.gezaholdings.ch

5 This letter serves as an acknowledgement that you have requested and applied for financing from Geza Holding AG at this point in time, This letter does not represent a financing commitment. A financing commitment may be issued following that :

(i)You continue to move forward with the financing arrangement.
(b)You allocate payment of €15,600 due diligence fees payable to our independent International Consultant in Europe to commence due diligence on Phi Group,Inc and the said project.
(c) Geza completes its Project Evaluation and Due diligence compliance.
(d)Geza fund allocation for approved projects is secured upon completion of the due diligence.

Upon acknowledgement of this letter, completion of the Due diligence and negotiation of the Working Term Sheet, Geza will commence full project Evaluation.

6. The security to secure the loan will be an SPV (Special Purpose Company) acceptable to Geza Holdings AG and must be incorporated prior to closing/settlement.

7. This Commitment ("Letter") shall be valid until the end of the loan period.

8. This commitment does not create any binding, contractual obligation between Geza Holdings AG and Phi Group,Inc, it shall serve only as an approval and expression of intention between the parties pending determination of eligibility and other material terms after the due diligence.

9. Closing: Geza Holdings AG will notify you of the closing and meeting dates after the due diligence must have been conducted by the due diligence consultant and upon completion, the loan must close not later than 30 days from the date this approval is issued.

10. Processing: Processing a loan request usually takes approximately 30 days after due diligence. This time frame assumes that Geza Holdings AG receives timely responses to any of its follow-up requests for additional documentation or information.

We thank you for this opportunity to be of service to you as your Financial Partner and we hope that this offer of financing is acceptable. If you have any questions concerning this commitment, please contact the Group Investment Officer for clarification.

Yours sincerely,

GEZA HOLDING AG ★ BLEICHERWEG 18, 8002 ZÜRICH, SWITZERLAND
SIGN:..........
DATE:..........

Andreas Kopp, CPA
Chief Financial Officer
Geza Holdings AG

APOSTILLE
(Convention de la Haye du 5 octobre 1961)
1. [illegible]: Repubblica e Cantone Ticino (Svizzera)
Il presente atto pubblico
2. è stato firmato da
3. operante in qualità di
4. è munito del sigillo/bollo di
Ufficio del registro di commercio
Attestato
5. in Bellinzona 6. il 10 DEC 2021
7. da Cancelleria dello Stato
8. col numero 4564
9. Sigillo/bollo 10. firma:

CANCELLERIA DI STATO CANTONE TICINO

STEFANIA LONGONI
Segretaria

GEZA HOLDING AG
Bleicherweg 18, 8002 Zürich, Switzerland
Email: info@gezaholdings.ch
Phone: +41 (44) 586 70 72
Website: www.gezaholdings.ch

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